Exhibit 99.1

     BSD MEDICAL PRESENTS CUTTING-EDGE CANCER TREATMENT SYSTEMS AT NEW YORK
                                ONCOLOGY CONGRESS

    SALT LAKE CITY, Oct. 31 /PRNewswire-FirstCall/ -- BSD Medical Corp.
(Amex: BSM) today announced that its advanced cancer therapy systems were well received at the annual Oncology Conference recently concluded at the Marriott Marquis in New York City. The conference, with an estimated 1,000 attendees representing virtually every state, is designed to provide practicing U.S. oncologists, nurses and affiliated care professionals with an interactive educational forum. The courses and lectures are led by faculty who are considered to be the most respected experts in their field.

    Dr. Ellen Jones of the Comprehensive Cancer Center at Duke University was the concluding speaker in the portion of the program dedicated to "Advances in Radiation Therapy for the Management of Gynecologic Malignancies." Dr. Jones'
lecture was entitled "Hyperthermia, Hypoxia, Chemoradiation and IORT."   This
subject is highly applicable to the use of BSD Medical's systems that provide hyperthermia cancer therapy for treatment of solid, malignant tumors.

    Hyperthermia therapy is used to overcome the radiation resistance resulting from hypoxia (oxygen depletion) that is typical in cancerous tumors. Clinical studies have shown that hyperthermia therapy stimulates blood flow in the tumor, oxygenating the cancerous tissue so that the essential oxygen radicals needed to attack cancer cell DNA can be more effectively formed during the radiation treatments.

    In addition to improving the results from radiation, Dr. Jones' research in employing hyperthermia as a companion therapy with combined radiation and chemotherapy (chemoradiation) has shown significant results. When researchers at Duke University Medical Center, Norway and the Netherlands used tri-modality chemoradiation and hyperthermia in treating 68 patients who suffered from advanced cervical cancer, 90% of them experienced a complete remission. The results of this clinical trial were published in CANCER, the official journal of the American Cancer Society (see CANCER 104:763-770,
2005).

    BSD Medical's cancer therapy systems presented at the conference employ precision-guided RF/microwave energy to deliver therapeutic heat into tumors to kill cancer cells directly and make radiation and potentially other cancer therapies more effective. For further information about BSD Medical and its technologies visit the BSD websites at www.BSDMedical.com, www.treatwithheat.com or www.heatcancer.com.

    Statements contained in this press release that are not historical facts are forward-looking statements, as that item is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements and projections or expectations of future events, including the prospects for future sales of the Company's cancer therapy systems, are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

SOURCE  BSD Medical Corp.
    -0-                             10/31/2006
    /CONTACT: Hyrum A. Mead of BSD Medical Corp., +1-801-972-5555, or fax, +1-801-972-5930, investor@bsdmc.com/
    /Web site:  http://www.BSDMedical.com
                http://www.treatwithheat.com
                http://www.heatcancer.com /
    (BSM)